UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Conexant Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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CONEXANT SYSTEMS, INC. 4000 MacArthur Blvd. Newport Beach, CA 92660
April 1, 2011
Dear Stockholder:
The Annual Meeting of Stockholders of Conexant Systems, Inc. to be held on Monday, April 18, 2011 is only a short time away. According to our latest records we have not yet received your vote. Your vote is important and your participation is requested at this important meeting. The annual meeting will include a vote on the adoption of the previously announced merger agreement with Gold Holdings, Inc.
To adopt the merger agreement, holders of a majority of the outstanding shares of Conexant common stock entitled to vote at the annual meeting must vote in favor of adoption of the merger agreement. Accordingly, a failure to vote your shares is the equivalent of a vote against the merger. Please act today to vote your shares.
Our board of directors recommends that you vote:
•	“FOR” Proposal No. 1, adoption of the merger agreement,

•	“FOR” each of the two director nominees named in Proposal No. 2,

•	“1 YEAR” on Proposal No. 4 and

•	“FOR” Proposal Nos. 3, 5 and 6.
Each of these proposals is described in the proxy materials you previously received.
Please submit your proxy or voting instructions in this important matter as promptly as possible. In the event that your proxy material has been misplaced, we are enclosing for your use a duplicate proxy card or voting instruction card and a return envelope. Information regarding how to vote your shares is printed on the enclosed proxy card or voting instruction card.
Thank you for your cooperation and continued support.

Very truly yours, Conexant Systems, Inc.

D. Scott Mercer
Chairman of the Board and Chief Executive Officer